EXHIBIT 5.1

[WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION LETTERHEAD]

                                                                                                                                                                        January 18, 2012

LSI Corporation
1621 Barber Lane
Milpitas, California 95035

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 9,232,935 shares (the “Shares”) of your common stock for issuance under the SandForce, Inc. 2007 Stock Plan and the Standalone SandForce, Inc. Restricted Stock Units Agreement with Farbod Michael Raam (collectively, the “Plans”).

As your legal counsel, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.  It is our opinion that, when issued in the manner referred to in and pursuant to the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
Wilson Sonsini Goodrich & Rosati
Professional Corporation